Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Director of Investor Relations, or
Carlynn Finn, Manager of Investor Relations
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Announces 2008 Second Quarter Results and a Rent Deferral Agreement with a Tenant

Newton, MA (August 11, 2008).  Hospitality Properties Trust (NYSE: HPT) today announced its operating results for the quarter and six months ended June 30, 2008 and a rent deferral agreement with a tenant.

Results for the quarter and six months ended June 30, 2008:

HPT’s net income (loss) available for common shareholders for the periods ended June 30, 2008 compared to the same periods in 2007 were as follows:

	3 Months Ended June 30,		6 Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share data)
Net income (loss) available for common shareholders	$(24,549)	$46,812	$23,737	$85,825
Net income (loss) available for common shareholders per share	$(0.26)	$0.50	$0.25	$0.93
Weighted average common shares outstanding	93,942	93,868	93,918	92,323

The 2008 periods include a non-cash impairment charge of $53.2 million, or $0.57 per share, related to the write down of certain intangible assets arising from HPT’s January 2007 acquisition of TravelCenters of America, Inc. to their estimated fair market value as of June 30, 2008.  The results for the 2008 periods also reflect the non-accrual of $3.5 million, or $0.04 per share, of straight line rent for the quarter ended June 30, 2008, and a non-cash charge of $19.9 million, or $0.21 per share, to record a reserve for the straight line rent receivable recorded in periods prior to the three months ended June 30, 2008.  The straight line rent amounts relate to HPT’s lease with TravelCenters of America LLC (AMEX:TA) for 145 travel centers.  Effective July 1, 2008, HPT and TA have entered a rent deferral arrangement (see below).

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

HPT’s funds from operations, or FFO, for the periods ended June 30, 2008 compared to the same periods in 2007 were as follows:

	3 Months Ended June 30,		6 Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share data)

Funds from operations	$97,491	$111,541	$208,395	$210,003
FFO per share	$1.04	$1.19	$2.22	$2.27
Weighted average common shares outstanding	93,942	93,868	93,918	92,323

FFO for the 2008 periods were affected by the non-accrual of straight line rent and the non-cash charge to record a reserve for straight line rent discussed above. See page 6 for a reconciliation of FFO to net income available to common shareholders.

Rent Deferral Arrangement with TA:

Simultaneously with the announcement of these operating results, HPT also announced that it has entered an agreement with TA to permit TA to defer rent up to $5 million/month for up to 30 months beginning July 1, 2008.

When TA was created by HPT and TA shares were distributed to HPT shareholders on January 31, 2007, TA was capitalized with approximately $200 million of cash and working capital.  Later in 2007, TA and HPT acquired Petro Stopping Centers, L.P. and TA completed an equity offering for net proceeds of approximately $205 million.  At the time of these transactions, HPT and TA believed that TA was adequately capitalized to meet all of its obligations to HPT.  However, since then there have been material changes in the market conditions in which TA operates.  Specifically, the price of diesel fuel which TA buys and sells at its travel centers has increased by approximately 138% since the TA spin off on January 31, 2007 and by approximately 109% since the Petro transaction was completed on May 30, 2007, through June 30, 2008.  These increased costs and the slowing of the U.S. economy during the past year have adversely affected TA’s business and increased its working capital requirements.

TA has undertaken a restructuring of its business to adjust to these changed market conditions.  Earlier today, TA announced its results for the three months ended June 30, 2008, which shows that TA has materially improved its financial results from those reported during prior periods.  HPT believes that TA’s operating cash flows were sufficient to meet TA’s rent obligations in the three months ended June 30, 2008.  However, while certain TA operating issues appear to have heen corrected, TA’s balance sheet flexibility and liquidity remain a concern as potential fuel price increases will likely directly impact TA’s working capital requirements.  In these circumstances, HPT and TA have agreed upon a rent deferral arrangement to allow TA to build a working capital cushion in the event that current adverse market conditions persist for an extended period.  Significant terms of this arrangement include:

•                  TA currently leases 185 travel centers from HPT under two leases for combined rent of $18.8 million per month.  This rent amount periodically increases pursuant to formulas in the leases.  TA will have the option to defer its monthly rent payments to HPT by up to $5 million/month for periods beginning July 1, 2008 until December 31, 2010.

•                  TA will not be obligated to pay cash interest on the deferred rent through December 31, 2009.

•                  TA will issue 1,540,000 TA common shares to HPT (i.e., 9.6% of TA’s shares outstanding after this new issuance).  In the event TA does not defer its monthly rent payments for the full permitted amounts through December 31, 2009, the pro-rata amount of TA shares issued to HPT may be repurchased by TA for nominal consideration.

•                  In the event that any rents which have been deferred remain unpaid or additional rent amounts are deferred after December 31, 2009, interest on all such amounts will be payable to HPT monthly at the rate of 12% per annum, beginning January 1, 2010.

•                  No rent deferrals are permitted for rent periods after December 31, 2010. Any deferred rent (and interest thereon) not paid will be due to HPT on July 1, 2011.  Any deferred amounts (and interest) may be prepaid at anytime.

•                  This deferral agreement also includes a prohibition on share purchases and dividends by TA while any deferred rent remains unpaid and has change of control covenants so that amounts deferred will be payable to HPT in the event TA experiences a change of control while deferred rent is unpaid.

     HPT pointed out that the agreement it has entered with TA provides for rent deferral, not rent forgiveness.  HPT believes TA’s second quarter 2008 results demonstrate that TA has a valuable business franchise which can pay its rent obligations.  This agreement is intended by HPT to afford TA improved financial flexibility to meet its working capital needs which have resulted from the unusual combination of significant price increases during a period of slowing demand for the goods and services which TA sells.  Despite the fact that this is a deferral agreement, HPT has determined that, due to the uncertainties regarding TA’s ability to perform its obligations under the leases, generally accepted accounting principles require HPT to reserve previously accrued straight line rent and to defer recognition of future straight line and deferred rents until circumstances change or these amounts are collected.

Hotel Portfolio Performance:

For the quarter and six months ended June 30, 2008 compared to the same periods last year, hotels owned by HPT produced revenue per available room, or RevPAR, average daily rate, or ADR, and occupancy as follows:

	Quarter Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change

RevPAR	$82.80	$81.10	2.1%	$79.74	$78.07	2.1%
ADR	110.25	107.99	2.1%	111.22	108.13	2.9%
Occupancy	75.1%	75.1%	—	71.7%	72.2%	-0.7pt

Common Dividend:

On July 9, 2008, HPT announced a regular quarterly common dividend of $0.77 per share payable to shareholders of record on August 1, 2008; this dividend will be paid on or about August 15, 2008.

Conference Call:

On Tuesday, August 12, 2008, at 11:00 a.m. Eastern Time, John Murray, President and Chief Operating Officer, and Mark Kleifges, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the quarter and six months ended June 30, 2008 and the rent deferral agreement with TA.

The conference call telephone number is (888) 637-7725.  Participants calling from outside the United States and Canada should dial (913) 312-0866.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Tuesday, August 19, 2008.  To hear the replay, dial (719) 457-0820.  The replay pass code is 7663164.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s Second Quarter 2008 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 290 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal Securities Laws.  These forward looking statements are based upon HPT’s present beliefs and expectations, but they are not guaranteed to occur and they may not occur.  For example:

•                  This press release states that the agreement which HPT has entered with TA provides for a rent deferral not for rent forgiveness, that this agreement will allow TA to build a working capital cushion and improve TA’s financial flexibility and that HPT believes TA has a valuable business franchise which can pay its rent obligations.  The implications of these statements are that the rent deferral will provide TA with adequate working capital to meet its business requirements and that TA will, in the future, pay HPT the historical contractual rent, including the deferred amounts due HPT.  In fact, the deferral may not be adequate for TA’s business and TA may be unable to pay rent to HPT at its historical contractual rate or to pay HPT the deferred amounts.

Among other reasons why these forward looking statements may not occur are the following, most or all of which are beyond HPT’s control:

•                  The price which TA must pay to purchase diesel fuel and other products which it sells may continue to materially increase, and these price increases may increase TA’s working capital requirements more than currently expected;

•                  The current slowing of the U.S. economy may continue for longer or be worse than HPT now anticipates.  Such circumstances may reduce the demand for TA’s goods and services and reduce TA’s ability to generate the cash flows necessary to pay HPT’s rents;

•                  Fuel conservation efforts, an extended period of limited activity in the housing development industry or a significant and prolonged decline in the import into the U.S. of consumer goods, each of which may affect the demand for TA’s goods and services by truckers, would adversely affect TA’s business and TA’s ability to pay rents, including deferred amounts due to HPT; or

•                  TA may be or become unable to properly manage its business to produce adequate cash flows to pay its obligations.

For these reasons, among others, investors are cautioned not to place undue reliance upon the forward looking statements and their implications in this press release.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Hotel operating revenues (1)	$244,566	$249,774	$467,006	$474,245
Rental income (1)	87,561	77,540	177,517	135,150
FF&E reserve income (2)	6,342	5,769	12,525	11,208
Interest income	306	658	906	3,806
Total revenues	338,775	333,741	657,954	624,409

Expenses:
Hotel operating expenses (1)	177,471	184,311	333,847	344,709
Interest (including amortization of deferred financing costs of $1,009, $913, $2,048 and $1,652, respectively)	36,528	33,795	74,097	64,450
Depreciation and amortization	59,577	54,505	117,828	102,823
General and administrative	9,595	9,160	21,039	16,953
TA spin off costs (3)	—	—	—	2,711
Reserve for straight line rent receivable (4)	19,613	—	19,613	—
Loss on asset impairment (5)	53,225	—	53,225	—
Total expenses	356,009	281,771	619,649	531,646

Income (loss) before gain on sale of real estate and income taxes	(17,234)	51,970	38,305	92,763
Gain on sale of real estate (6)	629	—	1,274	—
Income (loss) before income taxes	(16,605)	51,970	39,579	92,763
Income tax expense	(474)	(743)	(902)	(1,222)

Income (loss) from continuing operations	(17,079)	51,227	38,677	91,541
Income from discontinued operations (7)	—	3,055	—	6,113

Net income (loss)	(17,079)	54,282	38,677	97,654
Preferred distributions	(7,470)	(7,470)	(14,940)	(11,829)
Net income (loss) available for common shareholders	$(24,549)	$46,812	$23,737	$85,825

Calculation of FFO (8):
Net income (loss) available for common shareholders	$(24,549)	$46,812	$23,737	$85,825
Add: FF&E deposits not in net income (discontinued operations) (2)	—	492	—	990
Depreciation and amortization (continuing operations)	59,577	54,505	117,828	102,823
Depreciation and amortization (discontinued operations) (7)	—	754	—	1,507
Deferred percentage rent (continuing operations) (7)	1,550	1,612	3,102	3,097
Deferred percentage rent (discontinued operations) (7)(9)	—	72	—	257
Deferred additional returns (continuing operations) (10)	8,317	7,294	11,777	12,793
Loss on asset impairment (continuing operations) (5)	53,225	—	53,225	—
TA spin off costs (continuing operations) (3)	—	—	—	2,711
Less: Gain on sale of real estate (continuing operations) (6)	(629)	—	(1,274)	—
Funds from operations (“FFO”)	$97,491	$111,541	$208,395	$210,003

Weighted average common shares outstanding	93,942	93,868	93,918	92,323

Per common share amounts:
Income (loss) from continuing operations available for common shareholders	$(0.26)	$0.47	$0.25	$0.86
Income from discontinued operations available for common shareholders	$0.00	$0.03	$0.00	$0.07
Net income (loss) available for common shareholders	$(0.26)	$0.50	$0.25	$0.93
FFO (8)	$1.04	$1.19	$2.22	$2.27
Common distributions declared	$0.77	$0.76	$1.54	$1.52

See Notes on page 6

(1)

At June 30, 2008, each of our 290 hotels are included in one of eleven operating agreements of which 198 are leased to our taxable REIT subsidiaries and managed by independent hotel operating companies and 92 are leased to third parties. Our 185 travel centers are leased under two agreements. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels and travel centers.

(2)

Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows. At June 30, 2008, we own all the FF&E escrows for our hotels. Through July 26, 2007, we had a security and remainder interest in the FF&E Reserve escrows for our former Homestead Studio Suites hotels (see Note 7). When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent. When we had a security and remainder interest in the FF&E Reserve escrows of our Homestead Studio Suites hotels, deposits were not included in revenue. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)	During the first quarter of 2007, we expensed $2,711 of costs in connection with the spin off of our former subsidiary, TravelCenters of America LLC, or TA, to our shareholders on January 31, 2007.

(4)	During the second quarter of 2008, we recorded a $19,613, or $.21 per share, non-cash reserve for the straight line rent receivable relating to our lease with TA for 145 travel centers.

(5)

During the second quarter of 2008, we recorded a $53,225, or $.57 per share, non-cash loss on asset impairment related to the write down of certain intangible assets arising from our TA acquisition to their estimated fair value.

(6)

On February 5, 2008, we sold our Park Plaza hotel in North Phoenix, Arizona for $8,000 and recognized a gain on sale of $645. On June 18, 2008, we sold our AmeriSuites hotel in Atlantic Beach, North Carolina for $6,350 and recognized a gain on sale of $629.

(7)

Income from discontinued operations relates to the 18 Homestead Studio Suites hotels that we sold in July 2007. We have reclassified our consolidated statement of income for all periods presented to show the results of operations of the hotels which have been sold as discontinued.

(8)

We compute FFO as shown. Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition because we include FF&E deposits not included in net income (loss) (see Note 2), deferred percentage rent (see Note 9) and deferred additional returns (see Note 10) and exclude loss on asset impairment (see Note 5) and TA spin off costs (see Note 3). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flows from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(9)

In calculating net income (loss) we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include these amounts in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(10)

Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, are generally determined based upon annual calculations. In calculating net income (loss), we recognize additional returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income (loss), we include these amounts in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Real estate properties, at cost:
Land	$1,392,390	$1,377,520
Buildings, improvements and equipment	4,958,778	4,818,711
	6,351,168	6,196,231
Accumulated depreciation	(950,212)	(849,470)
	5,400,956	5,346,761

Cash and cash equivalents	13,492	23,401
Restricted cash (FF&E reserve escrow)	37,003	28,134
Other assets, net	190,424	281,011
	$5,641,875	$5,679,307

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$401,000	$158,000
Senior notes, net of discounts	1,693,245	1,842,756
Convertible senior notes	575,000	575,000
Mortgage payable	3,597	3,635
Security deposits	169,406	169,406
Accounts payable and other liabilities	122,716	134,705
Due to affiliate	4,697	4,617
Dividends payable	4,754	4,754
Total liabilities	2,974,415	2,892,873

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares issued and outstanding, aggregate liquidation preference $317,500	306,833	306,833
Common shares of beneficial interest; $0.01 par value; 150,000,000 shares authorized; 93,951,260 and 93,892,719 shares issued and outstanding, respectively	940	939
Additional paid-in capital	3,050,766	3,048,881
Cumulative net income	1,749,755	1,711,079
Cumulative preferred distributions	(108,701)	(93,761)
Cumulative common distributions	(2,415,439)	(2,270,843)
Total shareholders’ equity	2,667,460	2,786,434
	$5,641,875	$5,679,307

(end)